Exhibit 10.8

August 12, 2014

William J. Dawson

[Address]

Dear Bill:

We are very excited to have you join Adamas Pharmaceuticals, Inc. (“the Company”).  In this letter, I would like to set forth the terms and conditions of your employment relationship with the Company.

Title and Responsibilities.  I am pleased to offer you the full-time position of Chief Financial Officer reporting to me and working at our offices in Emeryville, CA.  Your position with the Company, pursuant to the terms and conditions of this letter and accompanying Confidential Information and Invention Assignment Agreement, will commence on a mutually agreed upon start date. Your initial responsibilities will consists of financial strategy, financial planning and analysis, accounting, compliance, and SEC reporting and you will play a key role in investor relations, corporate strategy and planning. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Compensation.  You will initially receive an annual base salary of $340,000.  Your salary will be paid periodically in accordance with normal Company payroll practices and are subject to the usual required deductions and tax withholdings. In addition to your salary, you will be eligible to participate in the Company’s Bonus Plan, as described in the applicable Plan Document, pursuant to the terms of this Plan.  The annual target bonus for your position is thirty percent (30%) of your annual base salary, and any award would be based upon both the Company’s achievement of its performance goals and your achievement of your personal goals to be set with your manager. The actual award, if any, will be prorated from your date of hire for your first year of employment and will be subject to the usual required deductions and tax withholdings.  The Company may change your compensation and benefits from time to time in its sole discretion.

Stock Options. In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, it will be recommended that you be granted an option to purchase 130,000 shares of the Company’s Common Stock.  The exercise price per share will be determined by the Board of Directors or Compensation Committee when the option is granted.  Such option will be subject to the terms and conditions applicable to options granted under the Company’s 2014 Stock Plan (the “Plan”) as described in the Plan and the applicable Stock Option Agreement.  If approved, and provided that you remain in continuous service to the Company on each date, you will vest in 25% of the option shares on the 12 month anniversary of your employment commencement date and the balance will vest in equal monthly installments over the next 36 months, as described in the applicable Stock Option Agreement.

2200 Powell St. Suite 220 Emeryville, CA 94608

Tel|510.450.3500 Fax|510.428.0519

www.adamaspharma.com

Benefit Plans.  During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company.  Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

Paid Time Off.  As part of these benefits, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy as in effect from time to time.  Currently, the Company offers full-time employees 21 days of PTO per calendar year.

Executive Severance Plan.  Given your position with the Company, you will initially be eligible to participate in the Executive Severance Plan pursuant to the terms of that Plan.  A copy of this Plan is enclosed with this letter.

Company Policies and Confidential Information.  You will be expected to abide by all Company rules and policies, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  Consequently, as a condition of your employment with the Company, you also are required to sign and fully comply with the Confidential Information and Invention Assignment Agreement enclosed with this letter.

Conflicting Outside Employment.  While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest. The Company understands that you are currently a member of the Board of Directors for Wellington Trust and McGrath RentCorp.  As we understand it, these Board memberships do not currently create a conflict of interest nor would your service unduly interfere with your duties and obligations to the Company; accordingly, the Company is willing to allow you to continue to serve on these Boards.  However, you agree to not actively engage in any other Board memberships or consulting activities without prior approval of the Company.

At-Will Employment.  Your employment with the Company is “at-will,” which means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.  No provision of this offer letter or the accompanying Confidential Information and Invention Assignment Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.

Authorization to Work.  This offer is conditioned upon the following:  (1) you presenting sufficient evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) your signature on the Confidential Information and Invention Agreement.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

2200 Powell St. Suite 220 Emeryville, CA 94608

Tel|510.450.3500 Fax|510.428.0519

www.adamaspharma.com

Integration, Modification and Governing Law.  This letter, together with your Employee Confidential Information and Invention Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.  The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement.  This letter will be governed by the laws of the state of California.

Please contact me at (510) 450-3502 if you have any questions.  I am happy to welcome you to the Company, and I look forward to your participation in the Company’s future success.  Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me.

This offer will expire on August 15, 2014, unless accepted by you in writing prior to such date.

Best regards,

/s/ Greg Went

Greg Went
Chief Executive Officer
Adamas Pharmaceuticals, Inc.

Enclosures:

Confidential Information and Inventions Agreement

Executive Severance Plan

ACCEPTANCE OF EMPLOYMENT OFFER

I, William J. Dawson, have read, understand, and accept employment on the terms and conditions outlined in this letter agreement.  I am not relying on any representations made to me by anyone other than as set forth above.

/s/ William J. Dawson
William J. Dawson

Aug. 12, 2014
Date

2200 Powell St. Suite 220 Emeryville, CA 94608

Tel|510.450.3500 Fax|510.428.0519

www.adamaspharma.com